Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports first quarter financial results
•Record net sales of about $4.4 billion
•Organic sales growth of more than 5% versus prior year, led by higher selling prices
•Reported earnings per diluted share (EPS) of $1.11 and adjusted EPS of $1.82
•Accelerating margin recovery; operating margins up 380 basis points year over year
•Supply disruptions moderating and manufacturing operations improving
•Operating cash flow improvement of about $400 million year over year

PITTSBURGH, April 20, 2023 – PPG (NYSE:PPG) today reported financial results for the first quarter 2023.

First Quarter Consolidated Results

$ in millions, except EPS	1Q 2023	1Q 2022	Y-O-Y change
Net sales*	$4,380	$4,308	+2%
Net income	$264	$18	+1,367%
Adjusted net income**	$432	$327	+32%
EPS	$1.11	$0.08	+1,288%
Adjusted EPS**	$1.82	$1.37	+33%

*Components of year-over-year net sales change: higher selling prices (+8%), lower sales volumes (-3%), divestiture-related sales and the wind down of Russia operations (-1%), unfavorable foreign currency translation (-2%)
**Detailed reconciliations of reported to adjusted figures are included below

President and CEO Comments
Tim Knavish, PPG president and chief executive officer, commented on the quarter:

As we communicated earlier this month, the pace of our operating margin recovery accelerated during the quarter, which drove a 33% year-over-year increase in adjusted EPS. Our improving results are despite macroeconomic conditions that remain challenging and reflect the strengths of our diverse business portfolio and progress we are making on restoring margins in line with our historical profile.

While the global demand environment generally remained consistent with our prior expectations, several businesses outperformed our original forecast and their respective markets. These include the aerospace coatings business and our Latin America region, each delivering record sales in the first quarter. In addition, our automotive original equipment manufacturer (OEM) coatings business benefited from solid global production growth and remains well positioned. Finally, our latest customer win in the U.S. architectural business provided a higher load-in benefit than originally projected.

Our strong earnings growth was across most business units and was aided by higher incremental margins that were driven by higher selling prices, improving manufacturing efficiencies and overall cost discipline. These factors also resulted in record first quarter operating earnings in our Europe, Middle East and Africa (EMEA) region.

Looking ahead, we anticipate the macro environment will generally remain consistent with the first quarter, with continued stabilization of economic activity (at lower absolute levels) in Europe and modestly improving demand in China. In the U.S., we expect sequential slowing in economic activity in certain end-use markets, particularly those that are construction-related. Supply chain disruptions are abating, and we are already experiencing and expect further increases in commodity raw material availability. We remain highly focused on partnering with our customers and delivering superior service and products with a focus on enhancing their productivity and sustainability. Finally, along with additional organic growth, we are executing and delivering on our previously announced restructuring actions and acquisition-related synergies, which collectively will drive additional margin recovery momentum and related operating cash flow.

Lastly, I want to thank our global employees for their unwavering dedication and focus on living our purpose – We protect and beautify the world – by making it happen and helping to deliver these strong first-quarter financial results.

First Quarter 2023 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	1Q 2023	1Q 2022	Y-O-Y change
Net sales	$2,628	$2,570	+2%
Segment income	$395	$319	+24%
Segment income %	15.0%	12.4%
Sales volumes			-3%
Selling prices			+9%
Divestitures and wind down of Russia			-2%
Foreign currency translation			-2%

Performance Coatings net sales increased as higher selling prices in all businesses more than offset lower sales volumes, the impact of divestitures, the wind down of business in Russia, and unfavorable foreign currency translation.

Organic sales in the U.S. architectural coatings business grew by a high single-digit percentage aided by new business wins and higher selling prices, which more than offset the effect of weakening regional construction markets. PPG Comex delivered a record quarter and continues to benefit from strong concessionaire network growth and performance. As expected, demand for architectural coatings products in Europe remained subdued and consistent with prior quarters, stemming from low consumer confidence from continued geopolitical issues. Due to customer order patterns in Europe and the U.S., automotive refinish coatings organic sales were flat compared to the first quarter 2022, with order backlogs remaining in the U.S. The company expects refinish sales volumes to be close to 2019 pre-pandemic levels in the second quarter. Aerospace coatings sales volumes were stronger than originally anticipated with high-teen-percentage year-over-year sales volume growth. Organic sales in the protective and marine coatings business improved by a mid-single-digit percentage, primarily due to strong demand in the U.S. and Latin America.

Segment income increased by 24% versus the prior year primarily due to higher selling prices, which more than offset aggregate cost inflation and the impact of lower sales volumes. Additionally, we achieved restructuring cost savings from our previously announced programs. Segment operating margins improved by 260 basis points year over year.

•Industrial Coatings segment

$ in millions	1Q 2023	1Q 2022	Y-O-Y change
Net sales	$1,752	$1,738	+1%
Segment income	$240	$140	+71%
Segment income %	13.7%	8.1%
Sales volumes			-3%
Selling prices			+7%
Acquisitions			+1%
Divestitures and wind down of Russia			-1%
Foreign currency translation			-3%

Industrial Coatings net sales increased modestly as higher selling prices across all businesses were partially offset by lower sales volumes, unfavorable foreign currency translation, and the wind down of business in Russia.

Automotive OEM coatings organic sales were sharply higher with solid contributions from higher sales volumes and global selling prices. Industry build growth was highest in Europe, where the company is well positioned with advantaged technologies and where regional growth is forecast to remain robust in 2023. Industrial coatings organic sales were down a low single-digit percentage as solid selling price realization was more than offset by lower sales volumes due to softer global industrial production. Packaging coatings delivered low single-digit percentage organic sales growth led by higher selling prices, which were offset by lower sales volumes in most regions.

Segment income was higher than prior year by $100 million mainly due to higher selling prices focused on margin recovery, partially offset by lower sales volumes. Segment margins improved by 560 basis points compared to the first quarter 2022.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling nearly $1.5 billion. Net debt was $5.8 billion, which is about $300 million lower compared to the prior-year first quarter. Inventories rose modestly on a sequential basis ahead of historically higher seasonal sales levels.
•Corporate expenses were about $70 million in the first quarter, which was $15 million higher than the prior year, primarily due to higher non-cash pension expense.
•Acquisition-related synergies and business restructuring programs delivered about $15 million of cost savings in the quarter.

Outlook
The company today reported the following projections for the second quarter and full year 2023 based on current global economic activity and in consideration of the economic uncertainty associated with the impacts of geopolitical issues in Europe and higher interest rates in most developed countries:

Second Quarter 2023:
•Aggregate sales volumes flat with equal potential for slight improvement or decrease of a low single-digit percentage year over year
•Corporate expenses of about $75 million; higher than prior year primarily due to increased pension costs (non-cash)
•Net interest expense of between $35 million and $40 million
•Effective tax rate of 22.5% to 24%
•Reported EPS of $1.92 to $2.02
•Adjusted EPS of $2.05 to $2.15, excluding amortization expense of $0.13

Full Year 2023:
•Adjusted EPS of $6.95 to $7.25, excluding amortization expense, costs related to previously approved and communicated business restructuring, a non-cash pension settlement charge and the benefit from an insurance recovery. The mid-point of the full-year guidance projects 10% year-over-year earnings growth in the second half of 2023.

A detailed commentary and associated presentation slides related to the first quarter financial information is posted on the company’s investor relations website.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions, divestitures and the wind down of Russia operations.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $17.7 billion in 2022. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, April 20. The company will hold a conference call to review its first quarter 2023 financial performance on April 21, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=591d152e&confId=48643.
The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available April 21, beginning at approximately 11:00 a.m. ET, through May 5, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 960369. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Friday, April 19, 2024.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, geopolitical issues in Europe, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2022 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 20, 2023, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of full-year 2023 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2023		First Quarter 2022
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$264	$1.11	$18	$0.08
Pension settlement charge(b)	144	0.61	—	—
Acquisition-related amortization expense	31	0.13	33	0.14
Insurance recovery of expenses incurred due to a natural disaster(c)	(7)	(0.03)	—	—
Impairment and other related charges(d)	—	—	263	1.10
Business restructuring-related costs, net(e)	—	—	10	0.04
Acquisition-related costs(f)	—	—	3	0.01
Adjusted net income from continuing operations, excluding certain items	$432	$1.82	$327	$1.37

	First Quarter 2023			First Quarter 2022
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$353	$80	22.7%	$78	$55	70.5%
Pension settlement charge(b)	190	46	24.3%	—	—	—%
Acquisition-related amortization expense	41	10	24.5%	43	10	24.8%
Insurance recovery of expenses incurred due to a natural disaster(c)	(9)	(2)	24.3%	—	—	—%
Impairment and other related charges(d)	—	—	—%	290	27	9.3%
Business restructuring-related costs, net(e)	—	—	—%	14	4	25.8%
Acquisition-related costs(f)	—	—	—%	4	1	24.0%
Adjusted effective tax rate, continuing operations, excluding certain items	$575	$134	23.3%	$429	$97	22.6%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
(c)The company incurred expenses due to damages at a southern U.S. factory resulting from a hurricane in 2020. In the first quarter 2023, the company received reimbursement under its insurance policies related to the damages incurred at this factory due to this hurricane.
(d)In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia.
(e)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
(f)Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2023	2022
Net sales	$4,380	$4,308
Cost of sales, exclusive of depreciation and amortization	2,596	2,698
Selling, general and administrative	992	974
Depreciation	92	102
Amortization	41	43
Research and development, net	104	115
Interest expense	59	30
Interest income	(25)	(9)
Impairment and other related charges	—	290
Pension settlement charge	190	—
Other income, net	(22)	(13)
Income before income taxes	$353	$78
Income tax expense	80	55
Net income attributable to controlling and noncontrolling interests	$273	$23
Net income attributable to noncontrolling interests	(9)	(5)
Net income (attributable to PPG)	$264	$18

Earnings per common share (attributable to PPG)	$1.12	$0.08

Earnings per common share (attributable to PPG) - assuming dilution	$1.11	$0.08

Average shares outstanding	235.8	236.6

Average shares outstanding - assuming dilution	236.9	238.2

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Three Months Ended March 31
	2023	2022
Cash from/(used for) operating activities	$85	$(304)
Cash used for investing activities:
Capital expenditures	$120	$194
Business acquisitions, net of cash balances acquired	—	$9
Financing activities:
Dividends paid on PPG common stock	$146	$139

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2023	2022	2022
Current assets:
Cash and cash equivalents	$1,426	$1,099	$960
Short-term investments	56	55	73
Receivables, net	3,595	3,303	3,659
Inventories	2,599	2,272	2,439
Other current assets	517	444	496
Total current assets	$8,193	$7,173	$7,627

Current liabilities:
Short-term debt and current portion of long-term debt	$209	$313	$319
Accounts payable and accrued liabilities	4,347	4,087	4,492
Current portion of operating lease liabilities	185	183	190
Restructuring reserves	127	138	171
Total current liabilities	$4,868	$4,721	$5,172

Long-term debt	$7,082	$6,503	$6,834

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2023	2022	2022
Operating Working Capital (a)	$3,217	$2,830	$2,757
As a percent of quarter sales, annualized	18.4%	16.9%	16.0%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2023	2022
Net sales
Performance Coatings	$2,628	$2,570
Industrial Coatings	1,752	1,738
Total	$4,380	$4,308

Segment income
Performance Coatings	$395	$319
Industrial Coatings	240	140
Total	$635	$459

Items not allocated to segments
Corporate	(67)	(52)
Interest expense, net of interest income	(34)	(21)
Pension settlement charge (Note A)	(190)	—
Insurance recovery of expenses incurred due to a natural disaster (Note B)	9	—
Impairment and other related charges (Note C)	—	(290)
Business restructuring-related costs, net (Note D)	—	(14)
Acquisition-related costs (Note E)	—	(4)
Income before income taxes	$353	$78

Note A:
In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
Note B:
The company incurred expenses due to damages at a southern U.S. factory resulting from a hurricane in 2020. In the first quarter 2023, the company received reimbursement under its insurance policies related to the damages incurred at this factory due to this hurricane.

Note C:
In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia.
Note D:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
Note E:
Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income.